UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 10, 2015

(Date of Report - Date of earliest event reported on)

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4811 US Route 5, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable

(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On March 10, 2015, the Company’s Board of Directors approved changes to the Amended and Restated Officer Incentive Plan pursuant to which the Company’s executive officers may earn cash bonus compensation.  Among other things, the amended and restated plan provides for the annual establishment by the Board or its Compensation Committee of individual target award opportunities for the executive officers, which may be expressed as a percentage of salary or other compensation, in the Board’s discretion.  The amended plan provides for the establishment by the Board of annual performance goals, including a minimum “threshold” performance level below which no bonuses will be paid.  In addition to threshold and target level performance goals, the Board may provide for “stretch” level goals exceeding the target level for superior performance.  The performance measurement standards for earning bonus compensation at the threshold, target and stretch levels are established by the Board annually and may include objective measures, such as return on assets and return on equity targets, as well as a subjective evaluation of the executive’s performance.

The amended and restated plan also provides a framework for creation of a bonus pool, based on attainment of annual company-wide performance goals, for officers other than executive officers and for other salaried or exempt employees.

A copy of the amended and restated plan is filed as Exhibit 10.1 to this Report, and is incorporated herein by reference.

Item 8.01.  Other Events

On March 10, 2015, Community Bancorp. announced that its Board of Directors has declared a quarterly cash dividend of $0.16 per share payable May 1, 2015 to shareholders of record on April 15, 2015.  The Company’s press release dated March 12, 2015, is filed as Exhibit 99.1 to this Report, and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit 10.1 - Amended and Restated Officer Incentive Plan*

Exhibit 99.1 - Press Release of Community Bancorp. dated March 12, 2015

_______________________________

*denotes compensatory plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: March 13, 2015	/s/ Stephen P. Marsh
Stephen P. Marsh, Chairman,
President & Chief Executive Officer